Post-Qualification Offering Circular Amendment No. 4

File No. 024-10496

PART II

OFFERING CIRCULAR

Groundfloor Finance Inc.

Dated: January 19, 2016

This Post-Qualification Offering Circular Amendment No. 4 (this “Offering Circular Amendment No. 4”) amends the offering circular of Groundfloor Finance Inc, dated December 8, 2015, as qualified on December 15, 2015, and as may be amended from time to time (the “Offering Circular”), to add additional securities to be offered pursuant to the Offering Circular. Unless otherwise defined below, capitalized terms used herein shall have the same meanings as set forth in the Offering Circular.

This Offering Circular Amendment No. 4 relates to the offer and sale of up to an additional $388,000 in aggregate amount of Limited Recourse Obligations (the “LROs”) to be issued by Groundfloor Finance Inc. (the “Company,” “we,” “us,” or “our”). We own and operate a web-based investment platform (the “Platform”) on which we conduct our business. Our principal offices are located at 75 Fifth Street, NW, Suite 214, Atlanta, GA 30308. The phone number for these offices is (404) 850-9225.  Our mailing address is 3355 Lenox Road, Suite 750, Atlanta, GA 30326, and the telephone number for this location is (678) 701-1194. Our Platform is accessible at www.groundfloor.us.

We will issue the LROs in distinct series, each corresponding to a real estate development project (each, a “Project”) to be financed by a commercial loan from us (each, a “Loan”). The borrower for each Project is a legal entity (the “Developer”) that owns the underlying property and has been organized by one or more individuals (each, a “Principal”) that own and operate the Developer. This Offering Circular Amendment No. 4 relates to the offer and sale of four separate series of LROs corresponding to the same number of Projects for which we intend to extend Loans described below (the “Offering”).

The LROs will be unsecured special, limited obligations of the Company. The LROs are not listed on any national securities exchange or on the over-the-counter inter-dealer quotation system. There is no market for the LROs. Our obligation to make payments on a LRO is limited to an amount equal to each holder’s pro rata share of amounts we actually receive as payments on the corresponding Loan, net of certain fees and expenses retained by us. See the sections titled “General Terms of the LROs,” beginning on page 4 and page 91 of the Offering Circular, “The LROS Covered by this Offering Circular,” and “Project Summaries” below for the specific terms of the four series of LROs covered by this Offering Circular Amendment No. 4.

We do not guarantee payment of the LROs in the amount or on the time frame expected. The LROs are not obligations of the Developers or their Principals, and we do not guarantee payment on the corresponding Loans. We have the authority to modify the terms of the corresponding Loans which could, in certain circumstances, reduce (or eliminate) the expected return on your investment. See “General Terms of the LROs—Administration, Service, Collection and Enforcement of Loan Documents”.

The LROs are speculative securities. Investment in the LROs involves significant risk, and you may be required to hold your investment for an indefinite period of time. You should purchase these securities only if you can afford a complete loss of your investment. See the “Risk Factors” section on page 16 of the Offering Circular.

We will commence offering each series of LROs promptly after the date this Offering Circular Amendment No. 4 is qualified by posting a separate landing page on our Platform corresponding to each particular Loan and Project (each, a “Project Summary”). The offering of each series of LROs covered by this Offering Circular Amendment No. 4 will remain open until the earlier of (1) 30 days, unless extended, or (2) the date the offering of a particular series of LROs is fully subscribed with irrevocable funding commitments (the “Offering Period”); however, we may extend the Offering Period for a particular series of LROs in our sole discretion (with notice to potential investors), up to a maximum of 45 days. We will notify investors who have previously committed funds to purchase such series of LROs of any such extension by email and will post a notice of the extension on the corresponding Project Summary on our Platform.

This Offering is being conducted on a “best-efforts” basis, which means our officers will use their commercially reasonable best efforts in an attempt to sell the LROs. Such officers will not receive any commission or any other remuneration for these sales. In offering the LROs on our behalf, the officers will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.

The LROs offered hereby may only be purchased by investors residing in California, Georgia, Illinois, Maryland, Massachusetts, Texas, Virginia, Washington, and the District of Columbia. This Offering Circular Amendment No. 4 shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any state in which such offer, solicitation or sale would be, unlawful, prior to registration or qualification under the laws of any such state. In addition, the LROs are offered only to investors who meet certain financial suitability requirements. See “Investor Suitability Requirements.”

NO FEDERAL OR STATE SECURITIES COMMISSION HAS APPROVED, DISAPPROVED, ENDORSED, OR RECOMMENDED THIS OFFERING. YOU SHOULD MAKE AN INDEPENDENT DECISION WHETHER THIS OFFERING MEETS YOUR INVESTMENT OBJECTIVES AND FINANCIAL RISK TOLERANCE LEVEL. NO INDEPENDENT PERSON HAS CONFIRMED THE ACCURACY OR TRUTHFULNESS OF THIS DISCLOSURE, NOR WHETHER IT IS COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS ILLEGAL.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

	Offering price to the public	Underwriting discounts and commissions	Proceeds to issuer(1)(2)	Proceeds to other persons
Per Unit	$10	N/A	$10	N/A
Total Minimum	$89,000	N/A	$89,000	N/A
Total Maximum	$388,000	N/A	$388,000	N/A

(1) We estimate all expenses for this Offering to be approximately $5,000, which will not be financed with the proceeds of the Offering.

(2) Assumes no promotions or discounts applied to any offerings covered by this Offering Circular Amendment No. 4.

Incorporation by Reference of Offering Circular

All of the information contained in Part II of the Offering Circular, including the Financial Statements beginning on page F-1, the Project Summaries beginning on page PS-1, and the form of LRO Agreement beginning on page LRO-1 thereof, and the information under “Revised Risk Factor” in Post-Qualification Amendment No. 1, is incorporated by reference herein. The Offering Circular is amended as set forth below.

The LROS Covered by this Offering Circular

The following tabular information is added under “The LROs Covered by this Offering Circular” on page 10 and page 100 of the Offering Circular:

Series of LRO/Project Name: 125 Ebenezer Drive, Newnan, GA 30265
Developer (borrowing entity): Investor Network
Aggregate Purchase Amount of the LRO: $89,000	Expected Return Rate of the LRO: 15.6% per annum
Final Payment Date: 6 months following issuance	Extended Payment Date: maximum of two years following Final Payment Date
General Information on Project:	Details of Loan:
• Purpose for Loan: Acquisition and Renovation • Address/Location of Project: 125 Ebenezer Drive, Newnan, GA 30265	• Loan Principal: $89,000 • Interest Rate: 15.6% and Grade: D • Term and Repayment Terms: 6 months – Balloon payment • Loan Position: First Lien
Financing Conditions: Receipt of clean title search. Title insurance obtained in connection with closing the Loan.

Series of LRO/Project Name: 5662 Grammercy Drive, Atlanta, GA 30349
Developer (borrowing entity): Investor Network
Aggregate Purchase Amount of the LRO: $169,000	Expected Return Rate of the LRO: 19% per annum
Final Payment Date: 6 months following issuance	Extended Payment Date: maximum of two years following Final Payment Date
General Information on Project:	Details of Loan:
• Purpose for Loan: Acquisition and Renovation • Address/Location of Project: 5662 Grammercy Drive, Atlanta, GA 30349	• Loan Principal: $169,000 • Interest Rate: 19% and Grade: E • Term and Repayment Terms: 6 months – Balloon payment • Loan Position: First Lien
Financing Conditions: Receipt of clean title search. Title insurance obtained in connection with closing the Loan.

1

Series of LRO/Project Name: 1304 E Chelsea Street, Tampa, FL 33603
Developer (borrowing entity): Dry Touch LLC
Aggregate Purchase Amount of the LRO: $130,000	Expected Return Rate of the LRO: 9.6% per annum
Final Payment Date: 12 months following issuance	Extended Payment Date: maximum of two years following Final Payment Date
General Information on Project:	Details of Loan:
• Purpose for Loan: New Construction • Address/Location of Project: 1304 E Chelsea Street, Tampa, FL 33603	• Loan Principal: $130,000 • Interest Rate: 9.6% and Grade: B • Term and Repayment Terms: 12 months – Balloon payment • Loan Position: First Lien
Financing Conditions: Receipt of clean title search. Title insurance obtained in connection with closing the Loan.

For purposes of the Offering, all references to the aggregate amount of LROs to be offered and sold in the Offering shall be deemed to refer to $388,000 and the number of series of LROs covered by the Offering shall be deemed to refer to the four separate series of LROs covered by this Offering Circular Amendment No. 4, corresponding to the same number of Projects for which we intend to extend Loans.

Plan of Distribution

The following disclosure is added on page 102 of the Offering Circular under the table included under “Plan of Distribution”:

The table below lists the additional four Projects covered by this Offering Circular Amendment No. 4 for which we are offering separate series of LROs. Each series of LRO is denominated by the corresponding Project’s name.

Series of LRO/Project	Aggregate Purchase Amount/Loan Principal
125 Ebenezer Drive, Newnan, GA 30265	$89,000
5662 Grammercy Drive, Atlanta, GA 30349	$169,000
1304 E Chelsea Street, Tampa, FL 33603	$130,000
$388,000

Project Summaries

Each Project Summary attached below is included in the Offering Circular following page PS-27.

2

 PROJECT SUMMARIES FOR OFFERING CIRCULAR AMENDMENT NO. 4

D PROJECT SUMMARY 125 EBENEZER DRIVE, NEWNAN, GA 30265 Rate Project Term Loan to ARV Loan Amount Investors 15.6% 6 months 68.5% $89,000 0 Purpose Loan Position Total Loan Amount Repayment Terms BORROWER Acquisition Renovation & First Lien $89,000 Balloon payment-principal and interest returned on repayment/due at maturity. Investor Network Investor Network – Principal INVEST NOW Click here to view the LRO Agreement After Repair Value (ARV) $130,000 $41,000 Total Project Costs $89,000 GROUNDFLOOR $89,000 0% GRADE FACTORS The following factors determine in part how the loan was graded: (in descending order of importance) Loan To ARV Score 4 10 Quality of Valuation Report 3 4 Skin-in-the-Game 0 10 Location 4 8 Borrower Experience 5 5 Borrower Commitment 1 1 VALUATION REPORTS As Complete (ARV) $130,000 Certified Independent Appraisal Broker's Price Opinion Borrower Provided Appraisal Borrower Provided Comps MISCELLANEOUS PROJECT SPECIFIC RISK FACTORS • Investor Network is owned jointly by Brandon Thompson and Will Hardy. It is located in Villa Rica, GA. • The borrower expects to purchase the property for $61,000. • The borrower is using loan proceeds for the entire purchase price of the property, and will therefore have no skin-in-the-game. • A closing date has not been set yet for the purchase of this property. We will not originate a loan on this property until the closing process commences. • Although the borrower has negotiated to purchase the property for the stated purchase price, there can be no assurances the borrower will close on the acquisition at this price. However, the borrower's Skin-in-the-Game will not change regardless of any changes to the closing price. • The acquisition will be subject to a clean title search, and the resolution of any title or tax issues. • The renovation may be extensive, and therefore subject to delays and other unexpected issues. • The renovation will require permitting, and permits may not be obtained on time or may be denied. • Please consult the Offering Circular for further discussion of general risk factors. CLOSING CONDITIONS • Loan is conditioned upon a clean title search and valid title insurance at the time of close. DEVELOPER FEES • GROUNDFLOOR generally charges borrowers between 2% and 6% of the principal amount of the loan for our services. • GROUNDFLOOR does not take a 'spread' on any part of the interest payments. • Developers may capitalize the cost of closing into the principal amount of their request. These closing costs typically range from $500 to $1500. • Unless otherwise limited by applicable law, GROUNDFLOOR will charge a penalty of 2% for any extension made to the borrower. See GROUNDFLOOR 'Fees and Expenses' in the Offering Circular. BORROWER SUMMARY INVESTOR NETWORK DATE OF FORMATION Value of Properties Total Debt Completed Projects Revenue GROUNDFLOOR HISTORY Completed Projects Per Year Average Project Revenue 150 $100K Average Project Average Total Time Project Costs 5 months $75K THE COMPANY PLAYED NO ROLE IN THE PREPARATION OF ANY OF THE VALUATION SOURCES OR ANY OTHER MATERIALS PROVIDED BY THE BORROWER. WHILE WE BELIEVE THE DATA CONTAINED THEREIN IS HELPFUL, WE DO NOT USE IT AS THE SOLE BASIS FOR A FUNDING DECISION. Skin-in-the- First Lien Loan Cushion Game Purchase Price $61,000 Purchase Date TBD Loan To ARV 68.5% Loan To Total 100% Project Cost Address: 125 EBENEZER DRIVE, NEWNAN, GA 30265 The Borrower intends to use the loan proceeds to acquire the property and complete an extensive renovation. INVEST NOW Click here to view the LRO PROPERTY PHOTOS PROPERTY DESCRIPTION FINANCIAL OVERVIEW 07/02/2007 Loans Funded Loans Repaid 3 1 On Time Repayment N/A HISTORICAL AVERAGES Reporting period: three years ending 2015 FINANCIAL DATA Reporting date: 12/31/2015 PROJECTS/REVENUE Reporting period: 2015 UNLESS NOTED WITH A, INFORMATION BELOW IS SUPPLIED BY THE BORROWER AND IS NOT VERIFIED. BORROWER'S REPRESENT AND WARRANT THAT INFORMATION SUPPLIED IS ACCURATE. PRINCIPAL Investor Network Focus Single family Rehab & Renovations $15M $15M 114 $10M Unsold Inventory Aged Inventory Gross Margin% 12 1 10% THIS SALES ADVERTISING LITERATURE MUST BE READ IN CONJUCTION WITH THE OFFERING CIRCULAR IN ORDER TO UNDERSTAND FULLY ALL OF THE IMPLICATIONS AND RISKS THE OFFERING OF SECURITES TO WHICH IT RELATES. A COPY OF THE OFFERING CIRCULAR MUST BE MADE AVAILABLE TO YOU IN CONNECTION WITH THIS OFFERING. YOU MAY ACCESS THE OFFERING CIRCULAR BY CLICKING HERE.

PS-28

E PROJECT SUMMAY 5662 GRAMMERCY DRIVE, ATLANTA, GA 30349 Rate Project Term Loan to ARV Loan Amount Investors 19% 6 Months 73.5% $169,000 0 Purpose Loan Position Total Loan Amount Repayment Terms Acquisition & First Lien $169,000 Balloon payment-principal and interest Renovation returned on repayment/due at maturity. INVEST NOW Click here to view the LRO Agreement BORROWER Investor Network Investor Network - principal FINANCIAL OVERIEW After Repair Value (ARV) $230,000 Total Project Costs $169,000 0% Skin-in-the- First Lien Loan Cushion Purchase Price $150,000 Purchase Date TBD Loan To ARV 73.5% Loan To Total 100% Project Cost GRADE FACTORS The following factors determine in part how the loan was graded: (in descending order of importance) Loan To ARV Score 3 10 Quality of Valuation Report 3 4 Skin-in-the-Game 0 10 Location 4 8 Borrower Experience 5 5 Borrower Commitment 1 1 VALUATION REPORTS As Complete (ARV) $230,000 Broker’s Price Opinion Certified Independent Appraisal Borrower Provided Appraisal Borrower Provided Comps PROPERTY DESCRIPTION Address: 5662 GRAMMERCY DRIVE, ATLANTA, GA 30349 The Borrower intends to use the loan proceeds to acquire the property and complete an extensive renovation. INVEST NOW Click here to view the LRO PROPERTY PHOTOS MISCELLANEOUS PROJECT SPECIFIC RISK FACTORS • Investor Network is owned jointly by Brandon Thompson and Will Hardy. It is located in Villa Rica, GA. • The borrower expects to purchase the property for $150,000. • The borrower is using loan proceeds for the entire purchase price of the property, and will therefore have no skin-in-the-game. • A closing date has not been set yet for the purchase of this property. We will not originate a loan on this property until the closing process commences. • Although the borrower has negotiated to purchase the property for the stated purchase price, there can be no assurances the borrower will close on the acquisition at this price. However, the borrower's Skin-in-the-Game will not change regardless of any changes to the closing price. • The acquisition will be subject to a clean title search, and the resolution of any title or tax issues. • The renovation may be extensive, and therefore subject to delays and other unexpected issues. • The renovation will require permitting, and permits may not be obtained on time or may be denied. • Please consult the Offering Circular for further discussion of general risk factors. CLOSING CONDITIONS • Loan is conditioned upon a clean title search and valid title insurance at the time of close. DEVELOPER FEES • GROUNDFLOOR generally charges borrowers between 2% and 6% of the principal amount of the loan for our services. • GROUNDFLOOR does not take a 'spread' on any part of the interest payments. • Developers may capitalize the cost of closing into the principal amount of their request. These closing costs typically range from $500 to $1500. • Unless otherwise limited by applicable law, GROUNDFLOOR will charge a penalty of 2% for any extension made to the borrower. See GROUNDFLOOR 'Fees and Expenses' in the Offering Circular. BORROWER SUMMARY UNLESS NOTED WITH A , INFORMATION BELOW IS SUPPLIED BY THE BORROWER AND IS NOT VERIFIED. BORROWER'S REPRESENT AND WARRANT THAT INFORMATION SUPPLIED IS ACCURATE. INVESTOR NETWORK FOCUS Single Family Rehab & Renovations FINANCIAL DATA Reporting date: 12/31/2015 PROJECTS/REVENUE Reporting period: 2015 DATE OF FORMATION 07/02/2007 PRINCIPAL Investor Network Value of Properties Total Debt Completed Projects Revenue $15M $15M 114 $10M Unsold Inventory Aged Inventory Gross Margin% 12 1 10% GROUNDFLOOR HISTORY HISTORICAL AVERAGES Reporting period: three years ending 2015 Completed Projects Average Project Loans Funded Loans Repaid Per Year Revenue 3 1 150 $100K On Time Average Project Average Total Repayment Time Project Costs N/A 5 months $75 K THE COMPANY PLAYED NO ROLE IN THE PREPARATION OF ANY OF THE VALUATION SOURCES OR ANY OTHER MATERIALS PROVIDED BY THE BORROWER. WHILE WE BELIEVE THE DATA CONTAINED THERE IN IS HELPFUL, WE DO NOT USE IT AS THE SOLE BASIS FOR A FUNDING DECISION. THIS SALES AND ADVERTISING LITERATURE MUST BE READ IN CONJUCTION WITH THE OFFERING CIRCULAR IN ORDER TO UNDERSTAND FULLY ALL OF THE IMPLICATIONS AND RISKS OF THE OFFERING OF SECURITIES TO WHICH IT RELATES. A COPY OF THE OFFERING CIRCULAR MUST BE MADE AVAILABLE TO YOU IN CONNECTION WITH THIS OFFERING. YOU MAY ACCESS THE OFFERING CIRCULAR BY CLICKING HERE.

PS-29

B PROJECT SUMMARY I 1304 E CHELSEA STREET, TAMPA, FL 33603 Rate Projected Term Loan to ARV Loan Amount Investors 9.6% 12 months 59.1% $130,000 0 Purpose Loan Position Total Loan Amount Repayment Terms Balloon payment - principal and interest New Construction First Lien $130,000 returned on repayment / due at maturity. Click here to view the LRO Agreement BORROWER Dry Touch LLC Noel Jones - principal INVEST NOW FINANCIAL OVERVIEW After Repair Value (ARV) $219,900 $64,900 Total Project Costs $155,000 GROUNDFLOOR $130,000 $25,000 Skin-in-the- First Lien Loan Cushion Game Purchase Price $17,000 | Purchase Date TBD Loan To ARV 59.1% Loan To Total 83% Project Cost GRADE FACTORS The following factors determine in part how the loan was graded: (in descending order of importance) Loan To ARV Score 5 10 Quality of Valuation Report 3 4 Skin-in-the-Game 2 10 Location 4 8 Borrower Experience 5 5 Borrower Commitment 1 1 VALUATION REPORTS As Complete (ARV) $219,900 Certified Independent Appraisal Broker's Price Opinion Borrower Provided Appraisal Borrower Provided Comps PROPERTY DESCRIPTION Address: 1304 E CHELSEA STREET, TAMPA, FL 33603 The Borrower intends to use the loan proceeds to build a 3 bedroom, 2 bath home. INVEST NOW Click here to view the LRO PROPERTY PHOTOS MISCELLANEOUS PROJECT SPECIFIC RISK FACTORS • The renovation of the property may be extensive, and therefore subject to delays and other unexpected issues. • The renovation will require permitting, and permits may not be obtained on time or may be denied. • The lot is serviced, and is underwritten as new construction on developed, serviced land. • There is no existing structure on this property, or if there is, it will be demolished. • The security interest will initially be in the value of the land, and will include any fixtures, and eventually the structure as it is completed. • New construction is complex and subject to permitting, and there may be delays or other unexpected issues. • We have limited experience in making loans for new construction projects. • The funding of this senior loan will be subject to a clean title search, and the resolution of any title or tax issues. • It may be more difficult to collect against an uncompleted new construction project. • We have no experience in managing or completing construction projects that go into default. • Please consult the Offering Circular for further discussion of general risk factors. CLOSING CONDITIONS • Loan is conditioned upon a clean title search and valid title insurance at the time of close. DEVELOPER FEES • GROUNDFLOOR generally charges borrowers between 2% and 6% of the principal amount of the loan for our services. • GROUNDFLOOR does not take a 'spread' on any part of the interest payments. • Developers may capitalize the cost of closing into the principal amount of their request. These closing costs typically range from $500 to $1500. • Unless otherwise limited by applicable law, GROUNDFLOOR will charge a penalty of 2% for any extension made to the borrower. See GROUNDFLOOR 'Fees and Expenses' in the Offering Circular. BORROWER SUMMARY UNLESS NOTED WITH A , INFORMATION BELOW IS SUPPLIED BY THE BORROWER AND IS NOT VERIFIED. BORROWER'S REPRESENT AND WARRANT THAT INFORMATION SUPPLIED IS ACCURATE. DRY TOUCH LLC DATE OF FORMATION 05/07/2013 FINANCIAL DATA PROJECTS/REVENUE Reporting date: 12/31/2015 Reporting period: 2015 Value of Properties Total Debt Completed Projects Revenue $2K $125K 200 $150K Unsold Inventory Aged Inventory Gross Margin % 0 0 50% PRINCIPAL Noel Jones FOCUS Fix and Flip GROUNDFLOOR HISTORY HISTORICAL AVERAGES Reporting period: three years ending 2015 Completed Projects Average Project Loans Funded Loans Repaid Per Year Revenue 0 0 2 $150K On Time Average Project Average Total Repayment Time Project Costs N/A 3 months $75K THE COMPANY PLAYED NO ROLE IN THE PREPARATION OF ANY OF THE VALUATION SOURCES OR ANY OTHER MATERIALS PROVIDED BY THE BORROWER. WHILE WE BELIEVE THE DATA CONTAINED THEREIN IS HELPFUL, WE DO NOT USE IT AS THE SOLE BASIS FOR A FUNDING DECISION. THIS SALES AND ADVERTISING LITERATURE MUST BE READ IN CONJUNCTION WITH THE OFFERING CIRCULAR IN ORDER TO UNDERSTAND FULLY ALL OF THE IMPLICATIONS AND RISKS OF THE OFFERING OF SECURITIES TO WHICH IT RELATES. A COPY OF THE OFFERING CIRCULAR MUST BE MADE AVAILABLE TO YOU IN CONNECTION WITH THIS OFFERING. YOU MAY ACCESS THE OFFERING CIRCULAR BY CLICKING HERE.

PS-30

PART III — EXHIBITS

Exhibit Index

			Incorporated by Reference
Exhibit Number	Exhibit Description (hyperlink)	Filed Herewith	Form	File No.	Exhibit	Filing Date

2.1	Groundfloor Finance Inc. Second Amended and Restated Articles of Incorporation		1-A/A	024-10496	2.1	November 25, 2015

2.2	Groundfloor Finance Inc. Bylaws		1-A/A	024-10440	2.2	July 1, 2015

3.1	Amended and Restated Investors’ Rights Agreement		1-A/A	024-10496	3.1	November 25, 2015

3.2	Form of Investor Agreement		1-A/A	024-10440	3.3	August 21, 2015

4.1	Standard Form of LRO Agreement		1-A/A	024-10496	N/A	December 8, 2015

6.1	Executive Employment Agreement with Brian Dally dated November 19, 2014		1-A/A	024-10440	6.1	July 1, 2015

6.2	Executive Employment Agreement with Nikhil Bhargava dated November 19, 2014		1-A/A	024-10440	6.2	July 1, 2015

6.3	Offer Letter for Benjamin Armstrong dated September 12, 2013		1-A/A	024-10440	6.3	July 1, 2015

6.4	Offer Letter for Jesse Dyer dated September 12, 2014		1-A/A	024-10440	6.4	July 1, 2015

6.5	Offer Letter for Chris Schmitt dated February 24, 2014		1-A/A	024-10440	6.5	July 1, 2015

6.6	2013 Stock Option Plan		1-A/A	024-10440	6.6	July 1, 2015

6.7	Option Award Agreement for Jesse Dyer		1-A/A	024-10440	6.7	July 1, 2015

6.8	Option Award Agreement for Michael Olander Jr.		1-A/A	024-10440	6.8	July 1, 2015

6.9	Option Award Agreement for Chris Schmitt		1-A/A	024-10440	6.9	July 1, 2015

			Incorporated by Reference
Exhibit Number	Exhibit Description (hyperlink)	Filed Herewith	Form	File No.	Exhibit	Filing Date

6.10	Option Award Agreement for Ben Armstrong		1-A	024-10488	6.10	October 7, 2015

6.11	Option Award Agreement for Richard Tuley		1-A	024-10488	6.11	October 7, 2015

6.12	Option Award Agreement for Bruce Boehm		1-A	024-10488	6.12	October 7, 2015

6.13	Stock Repurchase Agreement for Benjamin Armstrong		1-A/A	024-10440	6.10	July 1, 2015

6.14	Stock Repurchase Agreement for Nikhil Bhargava		1-A/A	024-10440	6.11	July 1, 2015

6.15	Stock Repurchase Agreement for Brian Dally		1-A/A	024-10440	6.12	July 1, 2015

6.16	Stock Repurchase Agreement for Chris Schmitt		1-A/A	024-10440	6.13	July 1, 2015

6.17	Series Seed Preferred Stock Purchase Agreement		1-A/A	024-10440	3.1	July 1, 2015

6.18	Series A Preferred Stock Purchase Agreement		1-A/A	024-10496	6.18	November 25, 2015

6.19	Right of First Refusal and Co-Sale Agreement		1-A/A	024-10496	6.19	November 25, 2015

6.20	Form of Loan Agreement		1-A/A	024-10440	6.14	July 1, 2015

6.21	Form of Promissory Note		1-A/A	024-10440	6.15	July 1, 2015

10.1	Power of attorney		1-A	024-10496	N/A	November 19, 2015

10.2	Power of attorney with new director		1-A/A	024-10496	N/A	November 25, 2015

11.1	Consent of Hughes Pitman & Gupton, LLP		1-A/A	024-10496	11.1	December 8, 2015

11.2	Consent of Robbins Ross Alloy Belinfante Littlefield LLC (included as part of Exhibit 12.1)	X

12.1	Opinion of Robbins Ross Alloy Belinfante Littlefield LLC	X

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on February 4, 2016.

GROUNDFLOOR FINANCE INC.

By:	/s/ Nick Bhargava
Name:	Nick Bhargava
Title:	Executive Vice President, Secretary and Acting Chief Financial Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President, Chief Executive Officer and Director (Principal Executive Officer)	February 4, 2016
Brian Dally

/s/ Nick Bhargava	Executive Vice President, Secretary, Acting Chief Financial Officer and Director (Principal Financial and Accounting Officer)	February 4, 2016
Nick Bhargava

*	Director	February 4, 2016
Sergei Kouzmine

*	Director	February 4, 2016
Bruce Boehm

*	Director	February 4, 2016
Michael Olander Jr.

*	Director	February 4, 2016
Richard Tuley Jr.

*By:	/s/ Nick Bhargava
Nick Bhargava
Attorney-in-fact